Exhibit 99.23

Project Island –Discussion MaterialsDecember 23, 2015

Table of Contents ConfidentialI. Review of T-Co Investment in TahitiII. Comments on Merger Agreement Draft Mark-UpIII. Updated Merger AnalysisIV. Potential Alternative Scenarios – Discussion and AnalysisV. Updated Tahiti Pro Forma EPS Accretion/Dilution AnalysisThis document and any other materials accompanying this document (collectively, the “Materials”) are provided for general informational purposes only. By accepting any Materials, the recipient acknowledges and agrees to keep the Materials confidential and not to distribute the Materials to any other party. ©2015 Wells Fargo Securities. All Rights Reserved.Project Island 2

Review of T-Co Investment in Tahiti

T-Co PIPE Investment in Tahiti - Transaction Summary

Confidential

Share Subscription Agreement Overview

Parties	▪ "Tahiti", a Taiwanese corporation and "T-Co" (the "Subscriber"), a Chinese corporation
Type of Securities	▪ Common stock of Tahiti
Purchase Price	▪ NT$11,970,080,000 (~US$368,200,000) at NT$40 (~US$1.22) per share for 299,252,000 shares
Pro Forma Common Stock Ownership	▪ 25% of Tahiti's shares outstanding
Use of Proceeds	▪ R&D and production capacity, investment in Tahiti Shanghai and support of the Tahiti-Barbados merger and merger strategy in the semiconductor industry
Board Representation	▪ 1 Board seat as long as T-Co's pro forma ownership interest in Tahiti does not fall below 5%
Public Offering	▪ Three years after the closing, Tahiti will seek to file for a public offering related to the private placement shares on the Taiwan Exchange if required conditions for the shares by the exchange are met
Merger Dilution	▪ T-Co's 25% stake is not to be diluted as a result of any subsequent merger between Tahiti and Barbados
Transfer Restrictions	▪ 1 month notice required before transferring shares to a 3rd party during which Tahiti may attempt to purchase shares from T-Co ▪ T-Co may not sell to specified 3rd parties without Tahiti consent ▪ Transfer restrictions will not be imposed on T-Co if they own less than 5% of Tahiti or T-Co does not have a Board seat
Conditions to Closing	▪ Tahiti shareholder approval ▪ Relevant government approval

Sources: Tahiti – T-Co Subscription Agreement dated 12/11/2015

Project Island 4 Wells Fargo Securities

T-Co PIPE Investment in Tahiti - Transaction Summary (cont'd)

Confidential

Strategic Alliance Agreement Overview

Objectives	▪ Tahiti and T-Co will expand and strengthen their partnership in the assembly and testing services of LCD drivers, microelectromechanical systems (MEMS), the Internet of Things (IoT) and Radio Frequency Integrated Circuits (RFIC) and/or wafer bumping services in Mainland China ▪ T-Co will introduce potential suppliers, customers and business partners in mainland China to Tahiti
Tahiti Covenants	▪ Tahiti is to use private placement proceeds to: ▪ Strengthen R&D in Taiwan ▪ Increase the capital of Tahiti Shanghai to scale further in LCD driver and Specialty Memory IC assembly and testing services and/or wafer bumping services markets ▪ Support the Barbados merger ▪ Acquire relevant semiconductor targets
Term	▪ Three years with the option to extend to be negotiated six months prior to expiration

Sources: Tahiti – T-Co Strategic Alliance Agreement dated 12/11/2015

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Wells Fargo Securities

Market Reaction to T-Co’s NT$12.0 Billion Investment in Tahiti at NT$40.0 per Common Share Confidential Barbados Stock Price Reaction ($ in USD) $20.50 Barbados closed at $19.48; up 4.5% from prior day’s close, up 6.4% against S&P 500 $20.00 Transaction announced before U.S. market opened on $19.50 December 11$19.00$18.58$18.50$18.0012/7/15 12/8/15 12/9/15 12/10/15 12/11/15 12/14/15 12/15/15 12/16/15 12/17/15 12/18/15Tahiti Stock Price Reaction($ in NTD) $36.00 Tahiti closed at NT$34.75; up 8.1% from prior day’s close, up9.0% against Taiwan TAIEX $35.00 $34.00 Transaction announced after Taiwan market closed onDecember 11 $33.00 $32.00 $32.05$31.00 12/6/15 12/7/15 12/8/15 12/9/15 12/10/15 12/13/15 12/14/15 12/15/15 12/16/15 12/17/15Source: Wall Street research and FactSet; Note: As of 12/18/15Project Island 6

Barbados – Updated Implied HoldCo Discount Analysis

Confidential

($ in USD; $ and Shares in Millions, except per share)

Barbados Capitalization	
Tahiti Market Capitalization[1]	**$871.7**
Tahiti Shares Held by Barbados[2]	522.080
% Implied Economic Ownership	58.3%
Implied Value of Barbados Ownership	**$507.9**
Plus: Net Barbados Cash[3]	61.1
Implied Equity Value of Barbados	**$569.0**
Barbados Fully Diluted Shares Outstanding[4]	27.854
Implied Barbados Value per Share ("NAV per Share")	**$20.43**
Barbados Closing Share Price as of 12/18/15	**$18.58**
Implied Trading Discount to NAV per Share	**(9.0%)**

Tahiti Capitalization	
Tahiti Share Price as of 12/18/15 (NTD)	NTD$32.05
Exchange Rate (NTD/USD) as of 12/18/15	32.942
Tahiti Share Price as of 12/18/15 (USD)	**$0.97**
Tahiti Basic Shares Outstanding[2]	895.924
Tahiti Market Capitalization (USD)	**$871.7**
Less: Cash[3]	289.2
Plus: Debt[3]	243.0
Tahiti Enterprise Value (USD)	**$825.4**

Barbados Trading Discount to NAV – Last Twelve Months[5]



Implied Discount
1 Year Avg. Discount
6 Month Avg. Discount
10%
0%
(10%)
(20%)
(30%)
Premium / (Discount) to NAV
(14.5%)
(14.7%)
Q1 '15
Q2 '15
Q3 '15
Q4 '15

Source: Tahiti and Barbados filings, Tahiti management, market data from FactSet and Capital IQ as of 12/18/15

[1] Based on Tahiti basic shares outstanding of 895.924 million as of 11/30/15 and Tahiti share price of $0.97 as of 12/18/15 using an exchange rate of 32.942 NTD/USD.

[2] Tahiti basic shares outstanding and Tahiti Shares Held by Barbados as of 11/17/15

[3] Based on 11/30/15 balance sheet for Barbados and Tahiti respectively

[4] "Barbados Fully Diluted Shares Outstanding" based on Barbados basic shares outstanding of 27.228 million and 0.410 million options and 0.217 million SARs using the treasury stock method

[5] Based on historical ownership levels of Tahiti by Barbados using Barbados filings

Project Island 7 Wells Fargo Securities

Comments on Merger Agreement Draft Mark-Up

Comments on Merger Agreement Draft Mark-Up Confidential? Article 1. Definitions:? Added a note to draft that ChipMOS Taiwan is to determine the share/ADS ratio – we should discuss appropriate ratio targeted to appropriate share price range once ADRs start trading in the open market? To discuss with counsel and/or CS? Added back in the concept of the extra-ordinary dividend and reference technical issues under Bermuda and ROC law which complicates disclosure. Language also added in Section 6.05? To discuss with counsel and/or CS. Need to research tax implications? Noted that the exchange ratio should be updated prior to signing? To discuss with counsel and/or CS? Added the concept of disclosure schedules to the agreement? TBD – Based on level of disclosure required? Changed the definition of “Per Share Value” to be based on prior 10 trading days (vs 30 prior days in previous version). There is a note that this change should be discussed? To discuss with counsel and/or CSProject Island 9

Comments on Merger Agreement Draft Mark-Up (Continued) Confidential? Article 2:? There is a note requesting IMOS to confirm Appleby has started the process of having the merger “recognized” in Bermuda? Appleby to follow up? 2.07: Noted that cashing out the IMOS Share Plans is not an adverse change and there are significant challenges to rolling plans into Taiwan? To discuss with Tahiti counsel and/or CS given we view consents as necessary? 2.07(b): They view the ChipMOS Taiwan Equity Award Contribution as fixed and not subject to adjustment? To discuss with counsel and/or CS? 2.07(b): Changed the payment of the Equity Award Payments to be the responsibility of the surviving company via the payroll process after closing? To discuss with Tahiti counsel? 10.01(b)(iv): Removed IMOS ability to solicit additional acquisition proposals if a Superior Proposal is received? Suggest pushing back on this so additional interest can be solicited as part of fiduciary process? 11.04(b): They have asked to discuss the Termination Fee and proposed the Reverse Termination Fee equate to 2x the Termination Fee? To discuss with counsel and/or CSProject Island 10

Updated Merger Analysis

Agreed Upon Deal Consideration – Updated Analysis

Confidential

($ in millions USD, except per share data)

Merger Consideration	Share Price as of Nov 17	Share Price as of Dec 18
Current Tahiti Shares Outstanding	895.924	895.924
Tahiti Shares Owned by Barbados	522.080	522.080
Existing Barbados Ownership of Tahiti	58.3%	58.3%
Exchange Ratio Adjustment	0.9343x	0.9343x
ADRs Issued to Barbados	487.791	487.791
Pro Forma Barbados Equity Ownership	56.6%	56.6%
Barbados Shares Outstanding	27.227	27.227
Number of Tahiti Shares Issued to Barbados / Barbados Shares (Exchange Ratio)	**17.9157x**	**17.9157x**
Pro Forma Tahiti Shares	861.634	861.634
Share Price in USD	$1.05	$1.01
Implied Equity Consideration	$511.28	$492.33
Implied Tahiti Equity Consideration per Share of Barbados (Assuming ADRs trade at Par)	*$18.78*	*$18.08*
Initial Barbados Cash	$61.1	$61.1
Less Cash Settled SARs/Options by Barbados	$14.4	$13.2
Cash Available to Barbados Shareholders	$46.7	$47.9
Plus Tahiti Cash to Settle SARs/Options by Barbados	$1.2	$1.2
Plus Tahiti Cash for Buyback	$35.9	$35.9
Plus Tahiti Cash Premium	$19.1	$19.1
Total Tahiti Cash for Buyback and Premium	$55.0	$55.0
Total Tahiti Cash for Buyback and Premium per share	$2.02	$2.02
Net Cash to Barbados Shareholders	$101.7	$102.9
Cash Consideration per Share of Barbados	*$3.73*	*$3.78*
Implied Total Consideration (Assuming ADRs trade at Par)	***$612.9***	***$595.2***
Implied Total Consideration per Share of Barbados (Assuming ADRs trade at Par)	***$22.51***	***$21.86***
Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par	***$4.44***	***$2.70***
Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par	***24.5%***	***14.1%***
Implied Net $ Premium to 30-Day Avg EEV per Share	***$0.70***	***$0.75***
Implied Net % Premium to 30-Day Avg EEV per Share	***3.2%***	***3.5%***
Pro Forma Tahiti Balance Sheet		
Tahiti's Initial Cash as of Nov 30, 2015	**$289.2**	**$289.2**
Less Cash Consideration Paid by Tahiti	$55.0	$55.0
Less Tahiti Cash to Settle SARs/Options	$1.2	$1.2
Pro Forma Tahiti Cash Balance	**$233.0**	**$233.0**
Debt as of Nov 30, 2015	$243.0	$243.0

T-Co Deal Pro Forma for Merger	
Pro Forma Tahiti's Shares Outstanding	861.634
Shares Issued from PIPE	299.252
Pro Forma Tahiti's Shares Outstanding after PIPE	1,160.886
ADRs Issued to Barbados	487.791
Pro Forma Barbados' Ownership	***42.0%***
Pro Forma T-Co's Ownership	***25.8%***
Pro Forma Tahiti Balance Sheet	
Pro Forma Cash Balance after Merger	**$233.0**
Cash Proceeds from PIPE	**$368.2**
Subscription Price in USD	$1.2
Shares Issued through PIPE	299.252
Pro Forma Cash Balance post PIPE	**$601.2**

T-Co Deal before the Merger	
Tahiti Shares Outstanding	895.924
Shares Issued from PIPE	299.252
Pro Forma Tahiti's Shares Outstanding after PIPE	1,195.176
Tahiti Shares Owned by Barbados	522.080
Pro Forma Barbados' Ownership	***43.7%***
Pro Forma T-Co Ownership	***25.0%***
Pro Forma Tahiti Balance Sheet	
Tahiti's Cash balance as of Nov 30, 2015	**$289.2**
Cash Proceeds from PIPE	**$368.2**
Subscription Price in USD	$1.2
Shares Issued through PIPE	299.252
Pro Forma Cash Balance post PIPE	**$657.4**

Source: Capital IQ, Company filings and Wall Street research; 30-day average exchange rate of 32.509 NTD per USD
Note: "EEV" defined as Economic Equivalent Value; Excludes potential purchase accounting implications of merger
1) Tahiti Share Price as of Nov 17, 2015 and Dec 18, 2015 is $1.05 and $0.97 respectively
2) Barbados Share Price as of Nov 17, 2015 and Dec 18, 2015 is $18.43 and $18.58 respectively
3) Barbados 30 Day Average Stock Price and EEV as of Nov 17, 2015 is $18.08 and $21.81 respectively
4) Barbados 30 days Average Stock Price and EEV as of Dec 18, 2015 is $19.16 and $21.11 respectively

Project Island 12 Wells Fargo Securities

Potential Alternative Scenarios – Discussion and Analysis

Introduction to Contingent Value Rights ("CVRs")

Confidential

Background on CVRs

- A contingent value right (CVR) is an instrument committing an acquiror to pay additional consideration to a target company's stockholders on the occurrence of specified payment triggers
- CVRs can be used to bridge valuation gaps relating to uncertain future events that would impact the target company's value
- CVRs provide additional value to selling shareholders after the closing of a merger transaction based on a milestone event or future financial metric

Common Terms and Conditions

- Payment Trigger – the specific event that triggers payment
- Transferability – whether or not target shareholders have the ability to transfer the CVR post the close of the acquisition
- Duration – Depends on nature of milestone and timeframe of financial performance
- Covenants – Buyers can be required to undertake efforts to achieve CVR milestones
- Incentive alignment – Buyers often share in benefits from achieving milestone to align incentives

Pros of CVRs

☑ Bridges valuation gaps regarding contingencies

☑ Avoids delaying a transaction until after the contingency is resolved

☑ Can act as a "deferred" financing tool for the acquirer

Cons of CVRs

↓ Highly-structured instrument with many terms to negotiate

↓ Acquirors may need to record CVR as a liability on the balance sheet

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14

Wells Fargo Securities

Hypothetical Sensitivity Analysis Including CVRs – At Current Stock Price Confidential($ in USD million, except per share data) Contingent Value Rights CVR / Share Analysis at Various Price $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 CVR Cash per Share $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 Total Tahiti Cash for CVR $0.00 $13.61 $27.23 $40.84 $54.45 $68.07 $81.68 $95.29 Initial Barbados Cash $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 Less Cash Settled SARs/Options by Barbados $13.2 $13.8 $14.4 $15.0 $15.9 $16.5 $18.3 $19.6 Barbados Cash Avaliable to Barbados Shareholders - Per Merger $47.9 $47.3 $46.7 $46.1 $45.2 $44.5 $42.8 $41.5 Plus Tahiti Cash to Barbados Shareholders - Per Merger $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 Total Cash to Barbados Shareholders from Merger $102.9 $102.3 $101.7 $101.1 $100.2 $99.5 $97.8 $96.5 Total Cash to Barbados Shareholders - including CVR $102.9 $115.9 $128.9 $141.9 $154.6 $167.6 $179.5 $191.8 Net Cash Consideration / Share - including CVR $3.78 $4.26 $4.73 $5.21 $5.68 $6.16 $6.59 $7.04 Tahiti Share Price in USD $1.01 $1.01 $1.01 $1.01 $1.01 $1.01 $1.01 $1.01 ADRs Issued to Barbados $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 Implied Tahiti Equity Consideration (Assuming ADRs trade at Par) $492.33 $492.33 $492.33 $492.33 $492.33 $492.33 $492.33 $492.33 Implied Tahiti Equity Consideration per Share of Barbados (Assuming ADRs trade at Par) $18.08 $18.08 $18.08 $18.08 $18.08 $18.08 $18.08 $18.08 Implied Total Consideration (Assuming ADRs Trade at Par & CVR) $595.21 $608.20 $621.23 $634.26 $646.95 $659.94 $671.82 $684.13 Implied Total Consideration per Share of Barbados (Assuming ADRs trade at Par & CVR) $21.86 $22.34 $22.82 $23.30 $23.76 $24.24 $24.67 $25.13 Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($19.16) $2.70 $3.17 $3.65 $4.13 $4.60 $5.07 $5.51 $5.96 Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($19.16) 14.1% 16.6% 19.1% 21.6% 24.0% 26.5% 28.8% 31.1% Implied Net $ Premium to 30-Day Avg EEV per Share ($21.11) $0.75 $1.23 $1.70 $2.18 $2.65 $3.13 $3.56 $4.01 Implied Net % Premium to 30-Day Avg EEV per Share ($21.11) 3.5% 5.8% 8.1% 10.3% 12.5% 14.8% 16.9% 19.0% Pro Forma Tahiti Balance Sheet Tahiti's Initial Cash as of Nov 30, 2015 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 Plus Cash Proceeds from PIPE $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 Less Cash to Barbados Shareholders - Per Merger $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 Less Tahiti Cash to Settle SARs/Options $1.2 $1.2 $1.2 $1.2 $1.2 $1.2 $1.2 $1.2 Less Cash used for CVR $0.0 $13.6 $27.2 $40.8 $54.5 $68.1 $81.7 $95.3 Total Cash Used from Tahiti $56.2 $69.8 $83.4 $97.1 $110.7 $124.3 $137.9 $151.5 Pro Forma Tahiti Cash Position $601.2 $587.6 $574.0 $560.4 $546.7 $533.1 $519.5 $505.9Source: CapitalIQ and Company filings; Market data as of 12/18/15; based on a 30 day average FX rate of NWT32.509/USD 1) Tahiti Share Price as of Dec 18, 2015 is $0.972) Barbados Share Price as of Dec 18, 2015 is $18.583) Barbados 30 days Average Stock Price and EEV as of Dec 18, 2015 is $19.16 and $21.11 respectivelyProject Island 15

Hypothetical Sensitivity Analysis Including CVRs – At Agreed Upon Stock Price (11/17) Confidential($ in USD million, except per share data) Contingent Value Rights CVR / Share Analysis at Various Price $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 CVR Cash per Share $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 Total Tahiti Cash for CVR $0.00 $13.61 $27.23 $40.84 $54.45 $68.07 $81.68 $95.29 Initial Barbados Cash $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 $61.1 Less Cash Settled SARs/Options by Barbados $14.4 $15.0 $15.6 $16.2 $17.1 $17.7 $19.4 $20.7 Barbados Cash Avaliable to Barbados Shareholders - Per Merger $46.7 $46.1 $45.5 $44.9 $44.0 $43.3 $41.6 $40.3 Plus Tahiti Cash to Barbados Shareholders - Per Merger $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 Total Cash to Barbados Shareholders from Merger $101.7 $101.1 $100.5 $99.9 $99.0 $98.3 $96.6 $95.3 Total Cash to Barbados Shareholders - including CVR $101.7 $114.7 $127.7 $140.7 $153.4 $166.4 $178.3 $190.6 Net Cash Consideration / Share - including CVR $3.73 $4.21 $4.69 $5.17 $5.63 $6.11 $6.55 $7.00 Tahiti Share Price in USD $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 $1.05 ADRs Issued to Barbados $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 $487.79 Implied Tahiti Equity Consideration (Assuming ADRs trade at Par) $511.28 $511.28 $511.28 $511.28 $511.28 $511.28 $511.28 $511.28 Implied Tahiti Equity Consideration per Share of Barbados (Assuming ADRs trade at Par) $18.78 $18.78 $18.78 $18.78 $18.78 $18.78 $18.78 $18.78 Implied Total Consideration (Assuming ADRs Trade at Par & CVR) $612.94 $625.97 $639.00 $652.00 $664.71 $677.70 $689.61 $701.93 Implied Total Consideration per Share of Barbados (Assuming ADRs trade at Par & CVR) $22.51 $22.99 $23.47 $23.95 $24.41 $24.89 $25.33 $25.78 Implied Net $ Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($18.08) $4.44 $4.91 $5.39 $5.87 $6.34 $6.81 $7.25 $7.70 Implied Net % Premium to Barbados' 30-Day Avg Stock Price Assuming ADRs trade at Par & CVR ($18.08) 24.5% 27.2% 29.8% 32.5% 35.1% 37.7% 40.1% 42.6% Implied Net $ Premium to 30-Day Avg EEV per Share ($21.81) $0.70 $1.18 $1.66 $2.13 $2.60 $3.08 $3.52 $3.97 Implied Net % Premium to 30-Day Avg EEV per Share ($21.81) 3.2% 5.4% 7.6% 9.8% 11.9% 14.1% 16.1% 18.2% Pro Forma Tahiti Balance Sheet Tahiti's Initial Cash as of Nov 30, 2015 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 $289.2 Plus Cash Proceeds from PIPE $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 $368.2 Less Cash to Barbados Shareholders - Per Merger $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 $55.0 Less Tahiti Cash to Settle SARs/Options $1.2 $1.2 $1.2 $1.2 $1.2 $1.2 $1.2 $1.2Less Cash used for CVR $0.0 $13.6 $27.2 $40.8 $54.5 $68.1 $81.7 $95.3 Total Cash used from Tahiti $56.2 $69.8 $83.5 $97.1 $110.7 $124.3 $137.9 $151.5 Pro Forma Tahiti Cash Position $601.2 $587.6 $574.0 $560.4 $546.7 $533.1 $519.5 $505.9Source: CapitalIQ and Company filings; Market data as of 11/17/15; based on a 30 day average FX rate of NWT32.509/USD 1) Tahiti Share Price as of Nov 17, 2015 is $1.052) Barbados Share Price as of Nov 17, 2015 is $18.433) Barbados 30 Day Average Stock Price and EEV as of Nov 17, 2015 is $18.08 and $21.81 respectivelyProject Island 16

Updated Tahiti Pro Forma EPS Accretion/Dilution Analysis

Confidential

Illustrative Tahiti 2016E Accretion / Dilution Analysis

(USD and Shares in Millions, except per share data)

BASIC EPS METHOD

	Fiscal Year Ending 2016					
		Adjustments				
	Tahiti	Interco	Others	Total Adj.	Combined	Notes
Total Net Sales	**$610.1**	-	-	-	**$610.1**	
Cost of Goods Sold (Excluding D&A)	**394.4**	(1.4)	-	(1.4)	**393.0**	
Licensing Fees Paid by Bermuda to Taiwan		(1.0)	-	(1.0)		• Licensing fees paid by Bermuda to Taiwan pursuant to use of technology patent right dated 4/7/2014 will be cancelled
Licensing Fees Paid by Bermuda to Shanghai		(0.4)	-	(0.4)		• Licensing fees paid by Bermuda to Shanghai pursuant to use of technology patent right dated 10/2011 will be cancelled
Gross Profit	**215.7**	1.4	-	1.4	**217.1**	
Total SG&A[1]	**48.1**	-	2.0	2.0	**50.2**	
Bermuda Personnel Expenses		-	1.6	1.6		• Salary and benefits for CEO, CFO and Assistant to Chairman will be transferred to Taiwan
Estimated ADR Listing Costs		-	0.2	0.2		
Others		-	0.2	0.2		• Miscellaneous Bermuda advertising, travel expenses, etc will continue to be incurred at the Taiwan level
EBITDA	**167.5**	1.4	(2.0)	(0.6)	**166.9**	
Depreciation & Amortization	**108.3**	-	-	-	**108.3**	
EBIT	**59.2**	1.4	(2.0)	(0.6)	**58.6**	
Interest Income	**2.3**	-	(0.2)	(0.2)	**2.1**	• Interest income forgone due to reduction in cash
Foreign Exchange Gain (Loss)	**-**	-	-	-	**-**	
Other Gain (Loss)	**2.4**	(2.8)	-	(2.8)	**(0.4)**	
Royalty Income of ChipMOS Taiwan		(1.0)	-	(1.0)		• Income received from Bermuda pursuant to sale of technology patent right dated 4/7/2014 will be cancelled
Royalty Income of ChipMOS Taiwan		(0.7)	-	(0.7)		• Income received from Bermuda pursuant to sale of 50% technology patent right dated 4/12/2007 will be cancelled
Patent Co-Development Contract		(1.2)	-	(1.2)		• Cost reimbursement received from Bermuda pursuant to patent co-development contract dated 1/1/2007 will be cancelled
Interest Expenses	**(6.1)**	-	-	-	**(6.1)**	
Pre-Tax Income	**57.8**	(1.4)	(2.2)	(3.6)	**54.2**	
Income Taxes Expense	**14.7**	(0.3)	(0.5)	(0.9)	**13.8**	
Consolidated Net Income	**43.2**	(1.0)	(1.7)	(2.7)	**40.5**	
Attributable to Non-Controlling Interests	**-**	-	-	-	-	
Net Income Available to Common	**$43.2**	($1.0)	($1.7)	($2.7)	**$40.5**	
Weighted Average Fully Diluted Shares Outstanding	896.304			(34.670)	861.634	
Normalized Earnings per Share	$0.048				$0.047	
					($0.001)	
					(2.5%)	

Source: Tahiti management

Note:

1. SG&A excludes one time merger expenses

Project Island 18 Wells Fargo Securities

Illustrative Tahiti 2016E Accretion / Dilution Analysis

Confidential

(NTD and Shares in Millions, except per share data)

BASIC EPS METHOD

	Fiscal Year Ending 2016					
		Adjustments				
	Tahiti	Interco	Others	Total Adj.	**Combined**	**Notes**
Total Net Sales	**$19,833.9**	-	-	-	**$19,833.9**	
Cost of Goods Sold (Excluding D&A)	**12,823.2**	(46.8)	-	(46.8)	**12,776.4**	
Licensing Fees Paid by Bermuda to Taiwan		(33.0)	-	(33.0)		• Licensing fees paid by Bermuda to Taiwan pursuant to use of technology patent right dated 4/7/2014 will be cancelled
Licensing Fees Paid by Bermuda to Shanghai		(13.8)	-	(13.8)		• Licensing fees paid by Bermuda to Shanghai pursuant to use of technology patent right dated 10/2011 will be cancelled
Gross Profit	**7,010.7**	46.8	-	46.8	**7,057.5**	
Total SG&A[1]	**1,565.2**	-	65.6	65.6	**1,630.8**	
Bermuda Personnel Expenses		-	51.2	51.2		• Salary and benefits for CEO, CFO and Assistant to Chairman will be transferred to Taiwan
Estimated ADR Listing Costs		-	7.8	7.8		
Others		-	6.5	6.5		• Miscellaneous Bermuda advertising, travel expenses, etc will continue to be incurred at the Taiwan level
EBITDA	**5,445.5**	46.8	(65.6)	(18.8)	**5,426.7**	
Depreciation & Amortization	**3,521.4**	-	-	-	**3,521.4**	
EBIT	**1,924.1**	46.8	(65.6)	(18.8)	**1,905.3**	
Interest Income	**75.1**	-	(6.9)	(6.9)	**68.2**	• Interest income forgone due to reduction in cash
Foreign Exchange Gain (Loss)	**-**	-	-	-	**-**	
Other Gain (Loss)	**78.5**	(91.2)	-	(91.2)	**(12.8)**	
Royalty Income of ChipMOS Taiwan		(32.5)	-	(32.5)		• Income received from Bermuda pursuant to sale of technology patent right dated 4/7/2014 will be cancelled
Royalty Income of ChipMOS Taiwan		(21.2)	-	(21.2)		• Income received from Bermuda pursuant to sale of 50% technology patent right dated 4/12/2007 will be cancelled
Patent Co-Development Contract		(37.5)	-	(37.5)		• Cost reimbursement received from Bermuda pursuant to patent co-development contract dated 1/1/2007 will be cancelled
Interest Expenses	**(197.6)**	-	-	-	**(197.6)**	
Pre-Tax Income	**1,880.1**	(44.5)	(72.4)	(116.9)	**1,763.2**	
Income Taxes Expense	**476.8**	(11.3)	(17.7)	(29.0)	**447.8**	
Consolidated Net Income	**1,403.2**	(33.2)	(54.7)	(87.9)	**1,315.3**	
Attributable to Non-Controlling Interests	**-**	-	-	-	**-**	
Net Income Available to Common	**$1,403.2**	($33.2)	($54.7)	($87.9)	**$1,315.3**	
Weighted Average Fully Diluted Shares Outstanding	896.304			(34.670)	861.634	
Normalized Earnings per Share	$1.566				$1.527	
					($0.039)	
					(2.5%)	

Source: Tahiti management

Note:

1. SG&A excludes one time merger expenses

Project Island 19 Wells Fargo Securities

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